March 22, 2010

Dear Shareholders;

Our letter of January 19, 2010 was graciously received by many of our shareholders, current and long term, and since we are at another critical juncture in the restructure of the Company, David and I thought it opportune to issue a follow up shareholder letter on our progress.  As you know the proxy solicitation to vote on the increase in Authorized shares has been approved, which will result in the reclassification of over $5 million in warrant, option and beneficial conversion liabilities to paid-in-capital. As you may have been aware, in June 2007 certain derivatives were issued, the net result of which increased the fully diluted share issuance in excess of our Authorized shares.

As in our prior shareholder letter, the purpose of this communication is to report to you those things that we have recently accomplished that carry us further down the path of ultimate recovery.

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A manufacturing agreement has been executed with TechPrecision (a leading manufacturer of large-scale, high-precision machined metal fabrications with customers in the alternative energy, medical, nuclear, defense, aerospace and other commercial industries), granting them exclusive manufacturing rights to all the Sionix Mobile Water Treatment products in the United States.  Additionally, non-exclusive rights are conveyed to other territories on a case-by-case basis where in-country fabrication and assembly resources are initially not available in that foreign jurisdiction.

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We have previously reported the migration of our products from Version 1.0 at Villa Park Dam in Southern California to Version 2.0 treating frac’ed water in the oil fields of Arkansas. We are happy to report that the design of Sionix Version 3.0 is completed and construction will commence at TechPrecision assembly facilities in Hagerstown, MD within a few weeks.  Version 3.0 will allow a significant increase in our treatment output from approximately 280,000 gallons/day to in excess of 400,000 gallons/day.  Version 4.0 is also under consideration where our capacity will increase to over 600,000 gallons/day.

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We have executed a strategic alliance agreement with Pace, Inc., an advanced water engineering firm headquartered in Fountain Valley, CA.  They have over 35 years of experience in all phases of water remediation, large and small, including storm water management, river engineering, floodplain mapping, watershed analysis and planning, GIS water resource applications, water quality assessment, water and wastewater treatment, potable water storage and distribution, and lake systems.  Under this agreement, Pace, Inc. will

•	provide continuous engineering oversight of our application specific Mobile Water Treatment Systems (“MWTS”).

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We are negotiating an exclusive services agreement with PERC Water Corporation, a water recycling and water asset management company headquartered in Costa Mesa, CA.  Under such agreement, PERC Water will have the exclusive right to supply logic controls, including the software, hardware, firmware, panels and networks, including Ethernet, Wi-Fi and/or satellite based telemetry.  In addition, PERC Water will have the right to provide installation, start-up, commissioning and training services, as well as operational services as needed.

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The advantages of these relationships are threefold:  (i) we have senior participants in the industry that validates the efficacy of the Sionix technology, (ii) we have partners that can expose Sionix to a broader range of application opportunities, and (iii) we have customers that can provide Sionix additional orders for MWTS product.

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Effective March 1, 2010, we have executed an Investment Banking Agreement with Bridgewater Capital Corporation (“Bridgewater”), a boutique investment banking firm focused on clean and sustainable businesses which is headquartered in Orange County.

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In our last shareholder communication, we indicated the retention of a water engineer.  Mark Hayes, MS Hydrology has joined our company as Vice President/Technical Services where he will be responsible for system specifications, application engineering, testing and quality control, field service, and after sale service and support.  Mark has been associated with water remediation during his entire professional career and was instrumental in the specification established for the Ramsey, MN project, currently being reviewed in the Minnesota legislature for a Sionix MWTS.

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First ever revenues were reported in the first quarter of our 2010 fiscal year ended December 31, 2009, involving $1.62 million from the Arkansas project, producing a gross profit in excess of 40% of revenue.

As many long time shareholders know Sionix has taken longer to mature into a performing company than it anticipated.  That day is finally becoming a reality.  Our infrastructure has been mended - we have corrected delinquent corporate governance requirements; completed financial restatements; terminated unnecessary overhead costs; engaged manufacturing resources to meet even the most extreme demands of quality control, production efficiency, and product performance; established documentation consistent with the challenging practices required in the aerospace and medical industries; and aligned ourselves with internationally recognized sales and distribution channels.

With your continued trust and confidence combined with the efforts of our dedicated team, we are pursuing sales opportunities in our target markets.  Obviously there are still hurdles to making sales in certain regulated industries such as oil and gas drilling, but we believe that Sionix has the most cost effective and viable solution available.  Conversely, foreign opportunities in less restrictive regulatory environments seem to be plentiful for the Sionix solution.  Opportunities in disaster/emergency relief venues, municipalities, and various industrial applications using water in the fabrication of their product or the provision of their services will present themselves.  If we are able to convert these opportunities to sales, we will communicate with you frequently - either through similar shareholder letters or through press releases and periodic SEC filings.

Thank you for your time and attention.  We sincerely appreciate your continued patience and the opportunity to earn your trust and respect.

Sincerely,

/s/ James R. Currier
James R. Currier
Chairman/CEO

/s/ David R. Wells
David R. Wells
President/CFO